AGREEMENT AND PLAN OF REORGANIZATION

                                  MODAVOX, INC.

                           KINO ACQUISITION SUB, INC.

                              KINO INTERACTIVE, LLC

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of the latest date set forth on the signature page (the "Signature Date"), and is among MODAVOX, INC., a Delaware corporation ("Modavox"); KINO ACQUISITION SUB, INC., a Delaware corporation and wholly owned Subsidiary of Modavox to be formed ("Subsidiary"); and KINO INTERACTIVE, LLC, an Arizona limited liability company to be formed ("Kino"). Modavox, Subsidiary and Kino are sometimes referred to individually as the "Party" and collectively as the "Parties."

                              STATEMENT OF PURPOSE

      A. The Boards of Directors of Modavox and Subsidiary and the members of Kino deem it advisable and in the best interests of each entity and its respective holders of equity interests that Modavox and Kino combine to advance their long-term business interests;

      B. The combination of Modavox and Kino will be effected by the terms of this Agreement through a transaction (the "Merger") in which (i) Kino will merge with and into Subsidiary, and (ii) the members of Kino will become stockholders of Modavox; and

      C. For federal income tax purposes, it is intended that the Merger will qualify as reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

      In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, Modavox, Subsidiary and Kino will duly prepare, execute, acknowledge and deliver to the Delaware Secretary of State an Agreement of Merger in such form as is required by the relevant provisions of the Delaware Business Corporation Law (the "DBCL") for filing as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger will be effective upon the filing of the Certificate of Merger to be filed with and accepted by the Delaware Secretary of State (the "Effective Time").
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1.2   CLOSING. The closing of the Merger (the "Closing") will take place at 1:00
      p.m., Arizona Time, in Phoenix, Arizona at a location Modavox specifies by not later than February 28, 2006 (the "Closing Date"), provided that the other closing conditions set forth in Article 6 have been met or waived as provided in Article 6 at or prior to the Closing,

1.3 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of Kino will cease, and it will be merged with and into Subsidiary (sometimes hereinafter the "Surviving Entity"), (ii) the Certificate of Incorporation of Subsidiary will become the Certificate of Incorporation of the Surviving Entity, and (iii) the Bylaws of Subsidiary will become the Bylaws of the Surviving Entity. At and after the Effective Time, the Surviving Entity will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of Kino; and all singular rights, privileges, powers and franchises of Kino, and all property, real, personal and mixed, and all debts due to Kino on whatever account, as well as for subscriptions for membership interests and all other things in action or belonging to Kino, will be vested in the Surviving Entity, and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Entity as they were of Kino, and the title to any real estate vested by deed or otherwise, in Kino, will not revert or be in any way impaired but all rights of creditors and all liens upon any property of Kino will be preserved unimpaired, and all debts, liabilities and duties of Kino will thereafter attach to the Surviving Entity, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

1.4 DIRECTORS AND EXECUTIVE OFFICERS. The directors and executive officers of Modavox immediately prior to the Effective Time will be the initial directors, executive officers of the Surviving Entity, each of whom will hold office in accordance with the organizational documents of the Surviving Entity, until their respective successors are duly elected or appointed. In addition, Kino will have the right to appoint two additional directors to the board of directors of the Surviving Entity in addition to Nathan T. Bradley who has already been appointed to Modavox's Board of Directors.

                                    ARTICLE 2

                            CONVERSION OF SECURITIES

2.1 CONVERSION OF CAPITAL. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any membership interests of Kino or capital stock of the Surviving Entity:


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      (a)   Capital Stock of Surviving Entity. Each issued and outstanding share of the capital stock of Subsidiary will be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Entity.

      (b) Conversion of Kino's Membership Interests. Subject to Section 2.2, all of the issued and outstanding membership interests of Kino ("Kino's Membership Interests"), will be converted into the right to receive eight million (8,000,000) shares of Modavox Common Stock, two million (2,000,000) shares of Modavox Class A Convertible Preferred Stock and two million (2,000,000) shares of Modavox Class B Convertible Preferred Stock ("Merger Shares"). The Class A Convertible Preferred Stock will have the attributes described in the Certificate of Designation attached hereto as Exhibit 2.1(b-1). The Class B Convertible Preferred Stock will have the attributes described in the Certificate of Designation attached hereto as
            Exhibit 2.1(b-2). Kino's Membership Interests, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of Kino's Membership Interests will cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued in consideration therefor in accordance with this Article 2.

      (c) Exchange Procedures. Upon conversion of Kino's Membership Interests pursuant to Section 2.1(b) into the right to receive shares of Modavox Common Stock, each holder of the Kino Membership Interests will be entitled to receive in exchange therefor a certificate representing that number of whole Merger Shares which such holder has the right to receive pursuant to the provisions of Section 2.1(b); provided, however, that the Modavox Escrow Shares and Kino Escrow Shares (as such terms are defined in Sections 2.3(a) and 2.3(b)) shall be retained by the Escrow Agent (as such term is defined in Section 2.3(a)) in accordance with the provisions of the Escrow Agreement (as such term is defined in Section 2.3(a)). The Merger Shares (including the Kino Escrow Shares) and the Modavox Escrow Shares will be deemed to have been issued at the Effective Time.

      (d) No Further Ownership Rights in Kino's Membership Interests. All shares of Modavox Common Stock issued upon the exchange of Kino's Membership Interests in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to Kino's Membership Interests, and there will be no further registration of transfers on the stock transfer books of the Surviving Entity of Kino's Membership Interests which were outstanding immediately prior to the Effective Time.

      (e) No Fractional Shares. No certificate or scrip representing fractional shares of Modavox Common Stock will be issued upon the exchange of Kino's Membership Interests, and such fractional shares will not entitle the owner thereof to vote or to any rights of a stockholder of Modavox. If there are fractional shares, each member will round up such fractional share that is one-half or greater to the nearest whole number and round down to the nearest whole number for each fractional share that is less than one-half.


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2.2   STOCK ESCROW.

      (a) Modovox Escrow Shares. In addition to the Merger Shares, one million two hundred thousand (1,200,000) shares of Modavox Common Stock (the "Modavox Escrow Shares") will be issued to each holder of the Kino Membership Interests pro rate in accordance with their Kino Membership Interests and deposited in escrow (the "Escrow") with the Company's transfer agent, Interwest Transfer Co., Inc. ("Escrow Agent"), to be held and administered in accordance with an Escrow Agreement, substantially in the form attached hereto as Exhibit 2.3 (the "Escrow Agreement"). While in Escrow, all voting rights with respect to the Modavox Escrow Shares will reside with Modavox's Board of Directors. Any securities received by the Escrow Agent in respect of any Modavox Escrow Shares held in the Escrow as a result of any stock split or combination of shares of Modavox Common Stock, payment of a stock dividend or other stock distribution in or on shares of Modavox Common Stock, or change of Modavox Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Modavox, or otherwise, will be held by the Escrow Agent as, and will be included within the definition of, Modavox Escrow Shares. The Modavox Escrow Shares will be available to satisfy any indemnification obligations arising under
            Section 7.2 during the indemnification period specified in Section 7.1.

      (b) Kino Escrow Shares. 15% of the Merger Shares (the "Kino Escrow Shares") will be deposited in the Escrow with the Escrow Agent, to be held and administered in accordance with the Escrow Agreement, such Kino Escrow Shares to be withheld and deducted, pro rata, from the Merger Shares otherwise issuable to each holder of Kino's Membership Interests. By approving the Merger, the holders of the Merger Shares will agree to be bound with respect to the indemnification obligations of Kino arising under Section 7.3. Notwithstanding the escrow of the Kino Escrow Shares, dividends or other distributions declared and paid on such shares will continue to be paid by Modovox to the holders of Kino Escrow Shares and all voting rights with respect to such shares will inure to the benefit of and be enjoyed by such stockholders. Any securities received by the Escrow Agent in respect of any Kino Escrow Shares held in escrow as a result of any stock split or combination of shares of Modavox Common Stock, payment of a stock dividend or other stock distribution in or on shares of Modavox Common Stock, or change of Modavox Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Modavox, or otherwise, will be held by the Escrow Agent as, and will be included within the definition of, Kino Escrow Shares. The Kino Escrow Shares will be available to satisfy any indemnification obligations arising under
            Section 7.3 during the indemnification period specified in Section 7.1.


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

2.3   STOCKHOLDER REPRESENTATIVE.

      (a) Each holder of Kino's Membership Interests who has approved the Merger and received Merger Shares will have irrevocably authorized and appointed the chief executive officer of the Surviving Corporation (the "Stockholder Representative"), with full power of substitution and resubstitution, as such stockholder's representative and true and lawful attorney-in-fact and agent to execute in the name and on behalf of such stockholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by such stockholder in connection with the Escrow Agreement.

      (b) The Stockholder Representative will not be liable for any act done or omitted hereunder or under the Escrow Agreement as the Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The stockholders on whose behalf the Kino Escrow Shares and Modavox Escrow Shares were contributed to the Escrow will indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

      (c) A decision, act, consent or instruction of the Stockholder Representative will constitute a decision of the stockholders on whose behalf the Kino Escrow Shares and Modavox Escrow Shares were contributed and will be final, binding and conclusive upon such stockholders; and the Escrow Agent and the Indemnitee (as defined in Section 7.4) may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of such stockholders. The Escrow Agent and the Indemnitee are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
            ARTICLE 3


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

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF KINO. Kino hereby represents and warrants to Modavox that except as set forth on Kino's exceptions schedule ("Kino's Exceptions Schedule") attached hereto as Schedule 3.1:

      (a) Organization and Standing. Kino is a limited liability company duly organized, validly existing and in good standing, all under the laws of the State of Arizona, and has all requisite power and authority to conduct its business in the place where the business is now conducted and to own, lease and operate its assets, as now conducted, owned, leased and operated. Kino is duly qualified or licensed to do business and is in good standing under the laws of each state or other jurisdiction in which the nature of the business or location of the assets requires such qualification or licensing, and where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on Kino.

      (b) Authority. Kino has the full legal right, power, capacity and authority to enter into this Agreement and all other agreements, instruments and documents to be signed and delivered by Kino in connection herewith (the "Sale Documents"), and to carry out its obligations hereunder and thereunder. The managing members of Kino
            (i) has made assessments of the value of Kino and has taken other actions as to satisfy the fiduciary duties that must be satisfied by it to enable Kino to enter into this Agreement and to render this Agreement binding upon Kino in accordance with its terms and (ii) has duly approved the Sale Documents to which Kino is a party and has duly authorized the execution and delivery of the Sale Documents to which Kino is a party and the consummation of the transactions contemplated thereby. Kino has taken, or will prior to the Closing Date have taken, all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the Sale Documents, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Kino, and this Agreement and the Sale Documents constitute the legal, valid and binding obligations of Kino enforceable against Kino in accordance with their terms.

      (c) Compliance with Law. Kino has complied, and is in compliance, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to Kino, except where failure to be in compliance therewith would not have a material adverse effect upon Kino. To Kino's knowledge, Kino has been granted all permits from federal, state, and local government regulatory bodies necessary to carry on its business, all of which are currently valid and in full force and effect. There is no order issued, investigation or proceeding pending or, to Kino's knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental or regulatory agency or instrumentality applicable to Kino.


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

      (d) No Conflict or Default. Neither the signing and delivery of this Agreement nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any term, condition or provision of either Kino's certificate of organization or operating agreement, or any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Kino is a party or by which it is or may be bound or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or, to Kino's knowledge, violate any statute, regulation or ordinance of any governmental authority.

      (e) Brokers' and Finders' Fees. Kino is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.

      (f)   Taxes.

            (i) All returns and reports in respect of Taxes (as hereinafter defined) required to be filed with respect to Kino have been timely filed. All Taxes required to be shown on such returns and reports or otherwise due have been timely paid. All such returns and reports are true, correct and complete in all material respects. No adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of Kino or could result in liability of Kino on the basis of joint and/or several liability) and, to the best knowledge of Kino (after due inquiry), no basis exists for any such adjustment. There are no pending or, to the best knowledge of Kino (after due inquiry), threatened actions or proceedings for the assessment or collection of Taxes against Kino. Kino has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. There are no Tax liens on any assets of Kino, except liens for current Taxes not yet due. The accruals and reserves for Taxes reflected in Kino's financial statements, and the accruals and reserves provided on Kino's Exceptions Schedule, are adequate to satisfy all liabilities for Taxes relating to Kino for periods through the Effective Time (without regard to the materiality thereof). Kino is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Kino is not a party to or bound by any tax sharing or tax allocation or other agreement, instrument or arrangement which would prohibit or limit Kino, with respect to any period after the Effective Time, (i) from entering into or performing under any tax sharing or tax allocation agreement, or any other arrangement regarding the allocation, among Modavox and Kino, of federal, state and local income, franchise or other tax liabilities, credits, deductions or other tax-related matters, or (i) from consenting to join in the filing of a consolidated federal income tax return. Kino is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.


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

            (ii) As used in this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges. Kino has not to its knowledge violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") prior to the Closing Date.

      (g) Books and Records. The books and records of Kino to which Modavox and its accountants and attorneys have been given access are the true books and records of Kino, and truly and fairly reflect the underlying facts and transactions in all material respects.

      (h) Interested Party Relationships. Kino has no material financial interest, direct or indirect, in any material supplier or customer or other party to any contract, which is material to Modavox or Kino, or in competition with, Modavox or Kino.


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

      (i)   Labor Matters.

            (i) To Kino's knowledge, Kino is in compliance in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, and the Occupational Safety and Health Act of 1970, as amended.

            (ii) There are no written or oral separation, severance or golden parachute agreements or understandings with the service providers of Kino.

            (iii) Kino (a) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (b) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (c) is not liable for any arrears of wages or any taxes of any penalty for failure to comply with any of the foregoing, and
                   (d) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

      (j)   Employees and Employee Benefit Plans.

            (i) Except as set forth on Kino's Exception's Exhibit, (i) Kino is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization (a "Plan"); (ii) Kino does not have any plan or commitment, whether legally binding or not, to establish a Plan; and
                   (iii) Kino is not a party to, nor has it made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended.

            (ii) There are no strikes or labor disputes pending or, to the knowledge of Kino, threatened by, or, any attempts at union organization of, any of the Employees. None of the Employees whose continued services are material to Kino has terminated employment, and to the knowledge of Kino no such Employee or group of Employees intends to terminate their employment.


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            (iii)  To the knowledge of Kino, no Employee is or will be in violation of any judgment, decree or order, or any term of any employment contract, or other contract or agreement relating to the relationship of any of such Employee with Kino or any other party because of the nature of the business conducted by Kino.

            (iv) Kino has not, to its knowledge, violated any of the health care continuation coverage requirements of COBRA prior to the Closing Date.

      (k)   Environmental Matters.

            (i) As of the date hereof, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "Hazardous Material"), is present, as a result of the actions of Kino or, to Kino's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Kino has at any time owned, operated, occupied or leased. To the knowledge of Kino, no underground storage tanks are present under any property that Kino has at any time owned, operated, occupied or leased.

            (ii) At no time has Kino transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in violation of any law, rule, regulation or treaty promulgated by any governmental entity, except for Hazardous Materials Activities which have not had and are not likely to have a material adverse effect on Kino.

            (iii) Kino currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted, except for such Environmental Permits the absence of which would not be likely to have a material adverse effect on Kino.

            (iv) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Kino, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Kino. Kino is not aware of any fact or circumstance which could reasonably be expected to involve Kino in any environmental litigation or impose upon Kino any liability concerning Hazardous Materials Activities which would be reasonably likely to have a material adverse effect on Kino.


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

      (l) Litigation. Except as set forth in Kino's Exceptions Schedule, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Kino's knowledge, threatened against Kino relating to Kino, at law or in equity, before any federal, state, local or foreign court, regulatory agency, other governmental authority or any arbitration or mediation forum, including any unfair labor practice or grievance proceedings or otherwise.

      (m) Financial Statements. Kino has delivered, or will deliver, to Modavox its pro forma balance sheets (the "Balance Sheets") as of October 31, 2005 and December 31, 2004 and its pro forma income statements for the ten months ended October 31, 2005 and the fiscal year or period ended December 31, 2004 (together with the Balance Sheets, the "Financial Statements"). The Financial Statements (i) are in accordance with Kino's books and records, and (ii) fairly and accurately present Kino's financial condition at the respective dates therein indicated and the results of operations for the respective periods therein specified. Kino does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements, except for those that may have been incurred after December 31, 2004 in the ordinary course of its business consistent with past practice, and which are disclosed by Kino on its Exceptions Schedule. Since the Balance Sheet Date, and except as set forth on Kino's Exceptions Schedule, there has not been:

            (i) Any material adverse change in Kino's financial condition, results of operation, assets, or liabilities or any occurrence, circumstance or combination thereof which reasonably could be expected to result in such a material adverse change;

            (ii) Any change, other than in the ordinary course of business, made by Kino in its method of operating the business or its accounting practices relating thereto;

            (iii) Any sale, lease, or disposition of, or any agreement to sell, lease or dispose of any of the assets, other than sales, leases or dispositions in the usual and ordinary course of business and other than pursuant to this Agreement;

            (iv) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition or provision of any material contract relating to or affecting Kino, the business, the assets and/or the liabilities, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;


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            (v)    Any adverse relationships or conditions with vendors,
                   suppliers or customers that may have a material adverse effect on Kino;

            (vi) Any return of any of Kino's products by a purchaser or user thereof (other than for minor nonrecurring warranty problems), and Kino is not aware of any (i) pending warranty claims for such products, (ii) right to return such products (other than units under customary evaluation terms), or (iii) evaluation units expected to be returned after their evaluation period;

            (vii) Any borrowing or lending of money by Kino, including to or from the members or managers thereof (the "Principals"), but excluding for this purpose sales made on ordinary trade terms;

            (viii) Any other event or condition of any character that has had a material adverse effect, or could reasonably be expected to have a material adverse effect, on Kino; or

            (ix) Any agreement by Kino and/or the Principals to do, cause or effect any of the foregoing events, set forth in sections (i) through (viii) above.

      (n) Undisclosed Liabilities. There are no material debts, claims, liabilities or obligations with respect to Kino or to which the assets are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, that are not identified in Kino's Financial Statements or on Kino's Exceptions Schedule.

      (o)   Intellectual Property.

            (i) Kino owns, is licensed or is otherwise entitled to exercise, without restriction, all rights to all material intellectual property and all other material tangible and intangible information or material in any form (the "Intellectual Property"), as used or currently proposed to be used by Kino, without, to the knowledge of Kino, any conflict with or infringement of the rights of others. A schedule of the Intellectual Property is attached hereto as Schedule 3.1(o).

            (ii) Kino is the owner or exclusive licensee of, with all right, title and interest in and to, free and clear of any Liens (as hereinafter defined), the Intellectual Property, and has the exclusive right to make, have made, use, sell, copy, create derivative works of, distribute, publicly perform, publicly display, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. All patents and unregistered and registered trademarks, service marks, and other company, product or service identifiers and all registered and unregistered copyrights held by Kino are valid and enforceable.

            (iii) To the knowledge of Kino, there has not been, and there is not now, any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party service provider of Kino, by its Principals, or by any other third party.

            (iv) No person has asserted or threatened to assert any claims with respect to any of the Intellectual Property (i) contesting the right of Kino to use, exercise, sell, license, transfer or dispose of any of the Intellectual Property or any products, processes or materials covered thereby, or (ii) challenging the ownership, validity or enforceability of any of the Intellectual Property. None of the Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Kino.

            (v) Kino is in material compliance with the terms and conditions of all licenses, sublicenses and other agreements to which Kino is a party and pursuant to which Kino is authorized to use, exercise, or receive any benefit from any intellectual property non-exclusively licensed to Kino (the "Licensed Intellectual Property"). Kino has no knowledge of any assertion, claim or threatened claim that Kino and/or its Principals have breached any terms or conditions of such licenses, sublicenses or other agreements.

            (vi) None of the Licensed Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the use by or licensing thereof to Kino.

            (vii) Kino has the right to assign all the Intellectual Property and the Licensed Intellectual Property to Modavox pursuant to the terms of this Agreement. Kino is not, nor will it be, as a result of the signing and delivery of this Agreement or the performance of its obligations hereunder, in violation of, nor will it lose or in any way impair, any material rights pursuant to any license, sublicense or agreement pertaining to the Intellectual Property or Licensed Intellectual Property. If required by the terms of any licenses, sublicenses or other agreements with respect to the Licensed Intellectual Property, Kino has secured or will promptly secure valid written consents from the licensors thereof to the assignment of such Licensed Intellectual Property to Modavox pursuant to the terms of this Agreement.

            (viii) The manufacture, marketing, license, sale or use of any product or service as now used or offered or proposed for use or sale by Kino does not, to the knowledge of Kino, infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party or violate any license or agreement with any third party. Kino knows of no claims and has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Kino does not have any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another.

            (ix) Kino has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right, the Intellectual Property or the Licensed Intellectual Property.

            (x) Kino has taken reasonable steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, all other processes not otherwise protected by patents or patent applications, source code, object code, program listings and trade secrets related to Kino, or owned by Kino (collectively, the "Confidential Information"), including the marking thereof with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure and use of the Confidential Information, and the acquisition of valid written nondisclosure agreements from any party receiving the Confidential Information. All the Confidential Information is presently and as of the Closing Date will be located at Kino's address as set forth in this Agreement. All use, disclosure or appropriation of the Confidential Information by a third party has been pursuant to the terms of a written agreement between Kino and such third party. All use, disclosure or appropriation of inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, all other processes not otherwise protected by patents or patent applications, source code, object code, program listings and trade secrets not owned by Kino (the "Licensed Confidential Information") has been pursuant to the terms of a written agreement between Kino and the owner of the Licensed Confidential Information, or is otherwise lawful. Kino has delivered to Modavox copies of all nondisclosure agreements or other agreements relating to the handling, disclosure and use of the Confidential Information and Licensed Confidential Information, and Kino knows of no breaches or claims relating to such agreements.

      (p)   Contracts and Commitments.

            (i) Schedule 3.1(p)(i) lists all outstanding contracts (other than contracts with customers) involving an annual expense in excess of five thousand ($5,000) setting forth the parties and the dates thereto that relate to the business, whether or not in writing, to which Kino is a party, and/or to which any of Kino's assets are subject. Kino has performed all of its obligations under the terms of each such contract, and is not in default thereunder. No event or omission has occurred which, but for the giving of notice or lapse of time or both, would constitute a default by any party thereto under any such contract, where such default by any party could have a material adverse effect on Kino. Each such contract is in full force and effect and valid and binding on all parties thereto. Kino has not received any notice of default, cancellation or termination in connection with any such contract, and is not aware that any such action is currently contemplated or threatened.

            (ii) Schedule 3.1(p)(ii) lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Closing Date so that Modavox may be made a party in place of Kino, or as assignee ("Contracts Requiring Novation or Consent to Assignment"). Such listing is complete, accurate and includes every contract of which the failure to obtain such novation or consent to assignment would have a material adverse effect on Modavox's ability to operate the business in the same manner as the business was operated by Kino prior to the Closing Date.

      (q) Assets. All of Kino's assets are in good operating condition and repair (normal wear and tear excepted). Except as set forth on Kino's Exceptions Schedule, Kino has good and marketable title to its assets, free and clear of any pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever (collectively, the "Liens").

      (r) Employees and Consultants. Schedule 3.1(r) lists all of the employees of Kino and consultants to Kino, who provide services for Kino. Except as listed on Kino's Exceptions Schedule, all severance, bonus and vacation payments by Kino which are or were due under the terms of any agreement have been paid or accrued as a liability on Kino Financial Statements.

      (s) Customers. Schedule 3.1(s) lists all customers of Kino. Prior to the Closing Date, Kino will furnish Modavox with complete and accurate copies of all current written agreements with such customers.

      (t) Accounts Receivable. Except as listed on Kino's Exceptions Schedule, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of Kino as being due to Kino at the Closing Date are expected to be collectible in the ordinary course of business; no contest with respect to the amount or validity of any material amount is pending or, to the best of Kino's knowledge, contemplated or threatened; and no material amount of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim, return or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Kino, which is consistent with its past practice.

      (u) Complete Disclosure. To the knowledge of Kino, no representation or warranty by Kino in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Modavox pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

3.2 REPRESENTATIONS AND WARRANTIES OF MODAVOX AND SUBSIDIARY. Modavox and Subsidiary hereby represent and warrant to Kino that except as set forth on Modavox's exceptions schedule ("Modavox's Exceptions Schedule") attached hereto as Schedule 3.2:

      (a) Organization and Standing. Modavox is a corporation duly organized, validly existing and in good standing, under the laws of the state of Delaware, and has all requisite power and authority to conduct its business in the place where that business is now being conducted, to own or use the properties and assets that it purports to own or use. Modavox is duly qualified or licensed to do business in each of the jurisdictions in which the nature of its business or location of its assets requires such qualification or licensing, and where the failure to be so qualified would have a material adverse effect on its business. Upon its due formation, Subsidiary will be a corporation duly organized, validly existing and in good standing, under the laws of the state of Delaware, and have all requisite power and authority to conduct its business in the place where that business will be conducted, to own or use the properties and assets that it will purport to own or use.

      (b) Authority. Modavox has, and prior to the Closing Date Subsidiary will have, full legal right, power, capacity and authority to enter into this Agreement, together with all other agreements, instruments and documents to be signed and delivered by Modavox and Subsidiary in connection herewith (the "Modavox Documents"), and to carry out their obligations hereunder and thereunder. Modavox and Subsidiary have taken, or will prior to the Closing Date have taken, all actions necessary to authorize them to enter into and perform their obligations under this Agreement and the Modavox Documents, and to consummate the transactions contemplated hereby. This Agreement has been duly signed and delivered by Modavox, and this Agreement and the Modavox Documents constitute legal, valid and binding obligations of Modavox enforceable against Modavox in accordance with their terms.

      (c) Capital Stock. The authorized capital stock of Modavox consists of one hundred million (100,000,000) shares of common stock, par value $.0001 per share (the "Modavox Common Stock"), and twenty-five million (25,000,000) shares of preferred stock, par value $.0001 per share (the "Modavox Preferred Stock"), of which fifteen million six hundred three thousand five hundred seventeen (15,603,517) shares of Modavox Common Stock are issued and outstanding as of the date hereof. All such shares are validly issued, fully paid and non-assessable, and they constitute all of the issued and outstanding shares of the capital stock of Modavox. None of the issued and outstanding shares of Modavox stock was issued in violation of any preemptive rights. Except as set forth on Modavox's Exceptions Schedule, there are (i) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Modavox to issue or sell any shares of Modavox Common Stock or Modavox Preferred Stock or other interest in Modavox; (ii) no outstanding contractual obligations requiring Modavox to repurchase, redeem or otherwise acquire any shares of Modavox Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person; or (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Modavox Common Stock or Modavox Preferred Stock and to which Modavox is a party.

      (d) Financial Statements. Modavox has delivered to Kino the balance sheet (the "Modavox Balance Sheet") of Modavox as of August 31, 2005 and the income statements of Modavox for the year ended February 28, 2005 and the fiscal quarter ended August 31, 2005 (together with the Modavox Balance Sheet, the "Modavox Financial Statement"). The Modavox Financial Statement (i) is in accordance with the books and records of Modavox and (ii) fairly and accurately present the financial condition of Modavox at the date therein indicated and the results of operations for the respective period therein specified. Modavox does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Modavox Financial Statement, except for those that may have been incurred after August 31, 2005 in the ordinary course of its business consistent with past practice, and which are disclosed by Modavox on Modavox's Exceptions Schedule. Since the Balance Sheet Date, and except as set forth on Modavox's Exceptions Schedule, there has not been:

            (i) Any material adverse change in the financial condition, results of operation, assets, or liabilities of Modavox or any occurrence, circumstance or combination thereof which reasonably could be expected to result in such a material adverse change;

            (ii) Any change, other than in the ordinary course of business, made by Modavox in its method of operating the business or its accounting practices relating thereto;

            (iii) Any sale, lease, or disposition of, or any agreement to sell, lease or dispose of any of the assets, other than sales, leases or dispositions in the usual and ordinary course of business and other than pursuant to this Agreement;

            (iv) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition or provision of any material contract relating to or affecting Modavox, the business, the assets and/or the liabilities, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

            (v) Any adverse relationships or conditions with vendors, suppliers or customers that may have a material adverse effect on Modavox;

            (vi) Any borrowing or lending of money by Modavox, including to or from the Principals, but excluding for this purpose sales made on ordinary trade terms;

            (vii) Any other event or condition of any character that has had a material adverse effect, or could reasonably be expected to have a material adverse effect, on Modavox; or

            (viii) Any agreement by Modavox and/or its Principals to do, cause or effect any of the foregoing events, set forth in sections
                   (1) through (7) above.

      (e) Undisclosed Liabilities. There are no material debts, claims, liabilities or obligations with respect to Modavox or to which the assets are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, that are not identified in the Modavox Financial Statements or on Modavox's Exceptions Schedule.

      (f) Indebtedness. Modavox's Exceptions Schedule contains a complete and accurate list of all direct and indirect (i) indebtedness of Modavox for borrowed money (including commitments, lines of credit and other credit availability); and (ii) guaranties of Modavox, and Modavox is current in its payment of all such obligations.

      (g) Taxes. Except as disclosed in Modavox's Exceptions Schedule, all material Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Tax period ending on or before the Closing Date by or on behalf of Modavox, have been or will be completed and filed when due (including any extensions of such due date), and all amounts shown due thereon have been or will be paid on or before such due date. Except as disclosed in Modavox's Exceptions Schedule, to the knowledge of Modavox, Modavox has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. Except as disclosed in Modavox's Exceptions Schedule, to the best knowledge of Modavox, there is no material claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to Modavox in respect of any Tax or assessment nor is there any basis therefor. Except as disclosed in Modavox's Exceptions Schedule, no notice of deficiency or similar document of any Tax authority has been received by Modavox for any material amount. Modavox is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

      (h) Compliance with Laws. Modavox is in compliance with applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to its business, except where failure to be in compliance therewith would not have a material adverse effect upon Modavox. To the knowledge of Modavox, Modavox has been granted all permits from federal, state, and local government regulatory bodies necessary to carry on its business, all of which are currently valid and in full force and effect. There is no order issued, investigation or proceeding pending or, to the knowledge of Modavox, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental or regulatory agency or instrumentality applicable to Modavox.

      (i)   Intellectual Property.

            (i) Modavox owns, or is licensed or otherwise possesses legally enforceable rights to use, all material intellectual property that is used in the business of Modavox.

            (ii) There is no material unauthorized use, disclosure, infringement or misappropriation of any intellectual property rights of Modavox, any trade secret material to Modavox, or any intellectual property right of any third party to the extent licensed by or through Modavox, and Modavox has not entered into any agreement to indemnify any other person against any charge of infringement of any intellectual property, other than indemnification provisions contained in sales invoices arising in the ordinary course of business.

            (iii) Modavox has not, nor will it be as a result of the signing and delivery of this Agreement or the performance of its obligations hereunder, in breach of any license, sublicense or other agreement relating to its intellectual property.

      (j) Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Modavox's knowledge, threatened against Modavox relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby, or claim damages as a result of this Agreement or the transactions contemplated hereby.

      (k) No Conflict or Default. Neither the signing and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any term, condition or provision of Modavox's certificate of incorporation or bylaws, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Modavox is a party, or by which it is or may be bound or constitute a default (or an event which, with the lapse of time or the giving of or notice, or both, would constitute a default) thereunder, or to Modavox's knowledge, violate any statute, regulation or ordinance of any governmental authority.

      (l) Labor Relations. To the knowledge of Modavox, Modavox is in compliance in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates and the withholding and payment of taxes from compensation of employees.

      (m) Brokers' and Finders' Fees. Modavox is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.

      (n) Complete Disclosure. To the knowledge of Modavox, no representation or warranty by Modavox in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Kino or the Principals pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

3.3 CERTIFICATE LEGENDS. Each certificate evidencing the Merger Shares to be issued pursuant to this Agreement will bear the following legend:


            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICABLE TO THE SHARES, AS TO WHICH A PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUER OR THE TRANSFER AGENT.

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE FURTHER SUBJECT TO A STOCK TRANSFER RESTRICTION AGREEMENT BETWEEN KINO AND THE REGISTERED HOLDER, WHICH IMPOSES SIGNIFICANT RESTRICTIONS ON THE TRANSFER OF THE SHARES. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                                    ARTICLE 4

                           COVENANTS PRIOR TO CLOSING

4.1 AFFIRMATIVE COVENANTS OF KINO. Kino covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 hereof, unless Modavox otherwise agrees in writing and except as expressly contemplated by this Agreement, will, using reasonable, best efforts:

      (a) conduct its business and operations only in the ordinary course of business;

      (b) keep in full force and effect its limited liability company existence and all rights, franchises and proprietary rights relating or pertaining to Kino and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

      (c) carry on the business in the same manner as presently conducted and to keep Kino's business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

      (d) maintain the material assets in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, if a casualty, loss or damage occurs to any of such assets or properties prior to the Closing Date (whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Kino and Modavox;

      (e) facilitate the continued employment of employees by Modavox after the Closing;

      (f) maintain the books, accounts and records in accordance with past custom and practice as used in the preparation of Kino's financial statements;

      (g) immediately (once Kino obtains knowledge thereof) inform Modavox in writing of any material exceptions from the representations and warranties contained in Article 3 hereof that were not previously disclosed or any breach of any covenant hereunder by Kino;

      (h) cooperate with Modavox and cause the conditions to Modavox's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations);

      (i) obtain all third party and governmental approvals and consents necessary or desirable to consummate the transactions contemplated hereby;

      (j) maintain the existence of and use commercially reasonable efforts to protect all proprietary rights used in the business;

      (k) maintain the existence of and protect all of the governmental permits, licenses, approvals and other authorizations of the business;

      (l) comply with all applicable laws, ordinances and regulations in the operation of the business; and

      (m) cooperate with Modavox in its investigation of Kino and permit Modavox and its employees, agents, accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of Kino at reasonable hours, (ii) visit and inspect any of the properties of Kino and (iii) discuss the affairs, finances and accounts of Kino with the directors, officers, partners, key employees, key sales representatives, and independent accountants of Kino.

4.2 NEGATIVE COVENANTS OF KINO. Kino covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 hereof, unless Modavox otherwise agrees in writing and except as expressly contemplated by this Agreement, will not:

      (a)   take any action that would require disclosure under the Agreement;

      (b) make any loans, enter into any transaction with any insider or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees;

      (c) establish or, except in the ordinary course of business and disclosed in Kino's Exceptions Schedule, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees;

      (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the ordinary course of business and at arm's length, with unaffiliated persons;

      (e) engage in any activity other than in the ordinary course of business which would accelerate or delay the collection of its accounts or notes receivable, accelerate or delay the payment of its accounts payable, delay its capital expenditures, or reduce or otherwise restrict the amount of inventory on hand;

      (f) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets, or agree to do any of the foregoing, to or with any person, other than in the ordinary course of business; or

      (g) make, change or revoke any Tax election, adopt or change any method of accounting, or enter into any agreement regarding Taxes with any Taxing authority.

4.3   ADDITIONAL COVENANTS OF KINO.

      (a) Kino represents and warrants to Modavox that the Board of Directors of Kino has made such assessments of Kino's value and has taken such other actions as to satisfy the fiduciary duties of the Board of Directors that must be satisfied to enable Kino to enter into this Agreement and to render this Agreement binding upon Kino in accordance with its terms.

      (b) Kino hereby agrees that, prior to the Closing or termination of this Agreement, it will not, and will not cause or permit any of its directors, officers, employees, agents or representatives (each a "Seller Representative"), directly or indirectly, to:

            (i) solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) the making of, or any inquiries regarding, any Transaction Proposal (as hereinafter defined),

            (ii) engage in negotiations, explore or otherwise engage in substantive discussions with or furnish any information to any Person (other than Modavox or its Representatives (as hereinafter defined)), or enter into any agreement with respect to any Transaction Proposal, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or

            (iii) take or approve any actions to facilitate any such activities.

      (c)   Nothing in this Section 4.3 will:

            (i) permit Kino to terminate this Agreement other than pursuant to Section 8.1 hereof or

            (ii)   affect any other obligation of Kino under this Agreement.

      (d) Kino hereby covenants that it will use its best efforts to cause Kino's net working capital as of the Closing Date to be equal to or exceed its net working capital as of the close of business as of the Signature Date.

4.4   COVENANTS OF MODAVOX. Prior to the Closing, Modavox will:

      (a) promptly (once it obtains knowledge thereof) inform Kino in writing of any exceptions from the representations and warranties contained in Article 3 not previously disclosed or any breach of any covenant hereunder by Modavox; and

      (b) cooperate with Kino and use commercially reasonable efforts to cause the conditions to Kino' obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

4.5   MUTUAL COVENANTS OF THE PARTIES. The Parties hereto agree that:

      (a) Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In connection with, and without limiting the foregoing, each Party will
            (i) use commercially reasonable efforts to take all action necessary to render true and correct as of the Closing Date its representations and warranties contained in this Agreement, (ii) refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time,
            (iii) perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it and (iv) use commercially reasonable efforts to satisfy the other Party's conditions to closing as set forth in Section 6.2 with respect to Modavox and in Section 6.1 with respect to Kino. Kino and Modavox will each furnish to one another and to one another's counsel all such information as may be required to accomplish the foregoing actions.

      (b) After signing this Agreement, Kino will give Modavox and any Representatives full access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to such Company, provided that such access will not unreasonably interfere with the normal operations of Kino. Further, Kino will furnish to Modavox and its officers, directors, employees, agents and/or representatives (collectively, the "Representatives") all such information concerning such Company as Modavox may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by Modavox will not affect Modavox's right to rely on the representations, warranties, agreements and covenants made by Kino in this Agreement.

      (c) Each Party will cooperate with one another (i) in connection with the preparation of any disclosure document filed after the date hereof pursuant to the Securities Act or any state securities law (each a "Disclosure Document"), (ii) in determining whether any other action by or in respect of, or filing with, any governmental entity or any department, agency or political subdivision thereof, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in timely seeking to obtain any such actions, consents, approvals or waivers and timely making any such filings, and furnishing information required in connection therewith and/or with any Disclosure Document.

      (d) Kino, on the one hand, and Modavox, on the other hand, will promptly notify the other of:

            (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) any notice or other communication from any governmental entity or any department, agency or political subdivision thereof in connection with the transactions contemplated by this Agreement;

            (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Kino, on the one hand, or Modavox, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

            (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such Person set forth in this Agreement.

      (e) This Agreement is intended to constitute a "plan of reorganization" within the meaning of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto will use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither Modavox nor any of its affiliates will knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                                    ARTICLE 5

                             POST CLOSING COVENANTS

5.1 CONFIDENTIALITY. Kino will not disseminate any press release or announcement concerning the transactions contemplated by this Agreement, or identifying the parties, without the prior written consent of Modavox. Kino will maintain the confidentiality of this Agreement, and all discussions and negotiations regarding the Merger.

5.2 EMPLOYEE MATTERS. The parties agree that Modavox will be obligated to continue the employment of any employees of Kino, except as expressly provided otherwise in this Agreement. Employees of Kino that Modavox retains following the Closing will receive compensation or credit by Modavox for benefits earned while employed by Kino.

5.3 BONUS. The Chairman of Modavox will receive a bonus of seventy-five thousand dollars ($75,000) for effectuating the Merger.

                                    ARTICLE 6

                              CONDITIONS TO MERGER

6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each Party to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) Accuracy of Representations and Warranties. The representations and warranties of each of the other Parties contained herein were true and correct in all material respects when made and, except for changes contemplated by this Agreement and to the extent such representations and warranties speak as of an earlier date, are true and correct in all material respects as of the Closing Date as though made on that date.

      (b) Performance of Agreements. Each of the other Parties will have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by them at or prior to the Closing.

      (c) Compliance Certificate. The chief executive officer of each of the other Parties will have delivered to the receiving Party a certificate, dated the Closing Date, Substantially in form of
            Exhibit 6.1(c) certifying that (i) the representations and warranties of such Party contained herein were true and correct in all material respects when made and, except for changes contemplated by this Agreement and to the extent such representations and warranties speak as of an earlier date, are true and correct in all material respects as of the Closing Date as though made on that date, and (ii) the covenants and agreements to be performed and complied with by such Party at or prior to the Closing have been fulfilled.

      (d) Absence of Objection. There is no pending or threatened investigation, action, suit or proceeding challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction has not been enjoined by a court of competent jurisdiction as of the Closing Date and any applicable waiting period under any applicable federal law has expired.

      (e) Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered or to be delivered under this Agreement is reasonably satisfactory.

      (f) Consents. All requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required to consummate the transactions contemplated by this Agreement have been received.

      (g) Operation of Businesses. Since the Balance Sheet Date, each of the other Parties has been operated in the ordinary course consistent with past practices.

      (h) Changes. Since the Balance Sheet Date, there has not been any material adverse change in the financial condition, results of operations, prospects, properties or business of the each of the other Parties.

      (i) Approvals. This Agreement and the Merger is approved and adopted by the affirmative vote of the holders of the requisite number of outstanding membership interests of Kino, and Modavox's Board of Directors.

      (j)   Merger Shares. Modavox will have delivered the Merger Shares to
            Kino.

      (k) Employment Agreements. Employment Agreements with David J. Ide, Pascal Marco, Richard Keppler, Jim Crawford and Sean Bradley in the form attached hereto as Exhibits 6.1(k-1), 6.1(k-2), 6.1(k-3), 6.1(k-4) and, 6.1(k-5), respectively, have been approved by Modavox's Board of Directors, executed and received.

      (l) Consulting Agreement. A Consulting Agreement with Nathan T. Bradley in the form attached hereto as Exhibit 6.1(l) has been approved by Modavox's Board of Directors, executed and received.

      (m) Board of Directors. Kino will have the right to appoint two additional members to Modavox's Board of Directors in addition to Robert D. Arkin, Nathan T. Bradley, Hubert Glover and Jay Stulberg.

      (n) Escrow Agreement. The Escrow Agreement with the Escrow Agent and the Stockholder Representative in substantially the form attached hereto as Exhibit 2.3 has been approved by Modavox's Board of Directors, executed and received.

      (o) Amended and Restated Bylaws. Amended and Restated Bylaws in the form attached hereto as Exhibit 6.1(o), including among other provisions that the Surviving Corporation's Vice Chairman may convene meetings of the Board of Directors, has been approved by Modavox's Board of Directors and duly adopted.

      (p) Certificates of Designation. Certificates of Designation in the form attached hereto as Exhibit 2.1(p-1) and Exhibit 2.1(p-2) have been approved by Modavox's Board of Directors and duly adopted.

                                    ARTICLE 7

                                 INDEMNIFICATION

7.1 TWO YEAR SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties in this Agreement, and all statements contained in this Agreement, any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby (collectively, the "Acquisition Documents"), will survive the signing and delivery of this Agreement and the Closing hereunder for a period of two years following the Closing Date, notwithstanding any investigation made at any time by or on behalf of any party, provided that the representations and warranties contained in Section 3.1(g) will survive the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). If written notice of a specific claim made in good faith has been given pursuant to Section 7.4(b) on or prior to such date, then the relevant representations and warranties will survive as to such claim, until the claim has been finally resolved.

7.2 INDEMNIFICATION BY MODAVOX. Except as otherwise limited by this Article, Kino and its officers, directors, agents and successors and permitted assigns will be indemnified and held harmless by Modavox for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them ("Kino's Losses") arising out of or resulting from:

      (a) the inaccuracy or breach of any representation or warranty by Modavox contained herein or in any document delivered by Modavox pursuant to this Agreement;

      (b) the breach of any covenant or agreement by Modavox, contained herein or in any document delivered by Modavox pursuant to this Agreement;

      (c) the execution of the Promissory Notes in favor of Modavox by the individuals identified on Schedule 7.2(c);

      (d) the agreement to issue Common Stock registered on Form S-8 to the law firm of Lerch & DePrima for services rendered;

      (e) the departures of Andrew Burgess and Joseph Fox as employees of Modavox; or

      (f)   payroll tax liabilities arising prior to October 18, 2005.

7.3 INDEMNIFICATION BY KINO. Except as otherwise limited by this Article, Modavox and its officers, directors, agents and successors and permitted assigns will be indemnified and held harmless by Kino for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them ("Modavox's Losses") arising out of or resulting from:

      (a) the inaccuracy or breach of any representation or warranty by Kino contained herein or in any document delivered by Kino pursuant to this Agreement; or

      (b) the breach of any covenant or agreement by Kino, contained herein or in any document delivered by Kino pursuant to this Agreement;

7.4   GENERAL INDEMNIFICATION PROVISIONS.

      (a) Definitions. For the purposes of this Agreement, the term "Indemnitee" will refer to the person(s) or entity(ies) indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Sections 7.2, the term "Indemnitor" will refer to the person(s) or entity(ies) having the obligation to indemnify pursuant to such provisions, and "Losses" will refer to Kino's Losses or Modavox's Losses, as the case may be.

      (b) Notice. The Indemnitee will promptly give the Indemnitor notice of any matter which the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, the method of computation thereof and the basis for the claim, all with reasonable particularity. Failure to give timely notice of a matter which may give rise to an indemnification claim will not affect the rights of the Indemnitee to collect such claim from the Indemnitor so long as such failure to so notify does not materially adversely affect the Indemnitor's ability to defend such claim against a third party.

      (c) Third Party Claims. The obligations and liabilities of the Indemnitor with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this
            Article 7 ("Third-Party Claims") will be governed by the following additional terms and conditions:

            (i) if the Indemnitee will receive notice of any Third-Party Claim, the Indemnitee will give the Indemnitor prompt notice of such Third-Party Claim and will permit the Indemnitor, at its option, to assume and control the defense and/or management of such Third-Party Claim at the Indemnitor's expense and through counsel of its choice if the Indemnitor gives prompt notice of its intention to do so to the Indemnitee and does so within a reasonable time thereafter;

            (ii) if the Indemnitor exercises its right to undertake the defense and/or management of any such Third-Party Claim, the Indemnitee will cooperate with the Indemnitor in such defense and/or management and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under its control relating thereto as is reasonably required by the Indemnitor;

            (iii) if the Indemnitor does not exercise its right to undertake the defense and/or management of any Third-Party Claim as provided above, the Indemnitee may, directly or indirectly, conduct the defense and/or management of any such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of the Indemnitor, and the Indemnitor will cooperate with the Indemnitee in such defense and/or management and make available to the Indemnitee all witnesses, pertinent records, materials and information in the Indemnitor's possession or under its control relating thereto as is reasonably required by the Indemnitee;

            (iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim (x) without the prior written consent of the Indemnitee (not to be unreasonably withheld), unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnitee and could not otherwise reasonably be expected to have a material adverse effect on the Indemnitee and (y) unless the consent or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee on an unconditional release from all liability in respect of the Third-Party Claim;

            (v) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld), unless the Indemnitor fails to assume the defense and/or management of the Third-Party Claim in accordance with this Section 7.5(c); and

            (vi) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other monetary payments, the Indemnitee will have the right, at its own cost and expense, to participate in the defense of the Third-Party Claim.

      (d) Effect of Materiality Qualifiers. Although a representation, warranty or covenant of any of the parties to this Agreement may not be deemed breached, inaccurate or in default unless or until a certain standard as to "material", "materiality", or "material adverse effect" has been met, for purposes of calculating Losses in connection with this Article 7, once such materiality or material adverse effect standard has been met, the Indemnitee will be entitled to indemnification for all Losses arising out of or resulting from such breach, inaccuracy or default of any such representation, warranty, or covenant without giving effect to any such standard.

                                    ARTICLE 8

                                   TERMINATION

8.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Modavox and Kino; or (ii) by either Modavox or any of Kino if the Closing will not have taken place within sixty (60) days of the Signature Date, unless the party desiring to terminate as above provided is in default hereunder.

8.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to this Article 8, there will be no further liability or obligation on the part of the parties hereto (or any of their respective officers, directors, employees, agents or other representatives); provided, however, that if this Agreement is terminated due to a material breach by one of the parties, the breaching party(ies) will remain liable to the non-breaching parties for such breach existing at the time of such termination and the non-breaching parties may seek any remedies, including damages and fees of attorneys, against the breaching party(ies) with respect to such breach as are provided in this Agreement or as are otherwise available at law or in equity.

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1 NOTICE. All notices and other communications required or permitted under this Agreement will be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they hereafter designate by notice to all other parties in accordance with this Section 9.1. All notices and communications will be deemed to be received in accordance with the following: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

9.2 ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder will inure to the benefit of and be binding upon Kino, their successors and permitted assigns, and Modavox and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder will be transferred or assigned by Kino, including but not limited to assignment by operation of law or by change of control of Kino, without the prior written consent of the other parties.

9.3 EXPENSES. Modavox and Kino will each bear and pay all costs and expenses respectively incurred by each of them on their behalf in connection with this Agreement, including fees and expenses of their own financial consultants, accountants and legal counsel. Modavox will pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of this Agreement, or in relation to the transactions referenced herein.

9.4 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing signed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party will be effective or binding unless such waiver will be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder will be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party.

9.5 COUNTERPARTS. This Agreement may be signed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

9.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement to the extent of its unenforceability, and the balance of the Agreement will be interpreted as if such unenforceable provision (to the extent of its unenforceability) was so excluded, but will otherwise be enforceable in accordance with its terms.

9.7 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

9.8 COOPERATION AND RECORDS RETENTION. Kino and Modavox will (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Principals and Modavox will retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Modavox will keep the original copies of the records at its facilities in Delaware and elsewhere, if applicable, and, at the Principals' expense, will provide copies of the Records to the Principals upon the Principals' request. Any information obtained under this Section
      9.8 will be kept confidential except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

9.9 COMPULSORY ARBITRATION AND LEGAL FEES. Any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) will be finally and settled by arbitration in Phoenix, Arizona, in accordance with then-existing Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration will be given to the other parties and to the AAA within six (6) months after the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable of statute of limitations. Controversies, claims and/or disputes will be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within forty-five (45) days after written notice demanding arbitration, by the AAA. There will be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all party witnesses. Depositions will be conducted in accordance with the rules or code of Civil Procedure of the jurisdiction in which the arbitration is conducted, and a court reporter will record all hearings, with such record constituting the official transcript of such proceedings. All decisions of the arbitrator will be in writing, and the arbitrator will provide reasons for the decision. Each Party will bear its own respective attorneys' fees, costs and disbursements in connection with any dispute or arbitration.

9.10 SPECIFIC PERFORMANCE. Notwithstanding Section 9.9, the parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof, and that Kino and Modavox will be permitted to access the court system to obtain injunctive relief and/or specific performance of the terms hereof.

9.11 FURTHER ACTION. Each of the parties will use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable laws, and sign and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement, and consummate and make effective the transactions contemplated by this Agreement.

9.12 INTERPRETATION. As used in this Agreement, the term "person" will mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization, and government or other department or agency thereof. Except to the extent the context otherwise requires: (i) any reference to an Article, Section, Schedule or Exhibit is a reference to an article, section, schedule or exhibit of this Agreement; (ii) any reference to a section or a clause is, unless otherwise stated, a reference to a section or a clause of the Section or subsection in which the reference appears; (iii) the words "hereof", "herein", "hereto" and the like mean and refer to this Agreement as a whole, and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iv) the meaning of defined terms will be equally applicable to both the singular and plural forms of the terms defined; (v) the words "including", "includes" and "include" will be deemed to always be followed by the words "without limitation"; (vi) references to agreements and other contractual instruments will be deemed to include all subsequent amendments and other modifications thereto;
      (vii) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (viii) any table of contents, captions and headings are for convenience of reference only, and will not affect the construction of this Agreement; (ix) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including"; and (x) references to days will mean calendar days. No provision of this Agreement will be construed against or interpreted to the disadvantage of any of the parties by any court or other authority by reason of that party having drafted or proposed such provision.


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

9.13 APPLICABLE LAW. This Agreement will, in all respects, be governed by the laws of the state of Delaware applicable to all agreements signed and to be wholly performed within the state of Delaware. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement to the extent of its unenforceability, and the balance of the Agreement will be interpreted as if such unenforceable provision (to the extent of its unenforceability) was so excluded, but will otherwise be enforceable in accordance with its terms.

9.14 SURVIVAL. The representations, warranties and covenants of the parties hereto will survive the Closing or the termination of this Agreement if the Closing does not occur, subject to the express limitations on survivability contained in this Agreement.

9.15 ENTIRE AGREEMENT. This Agreement will be deemed to include the exhibits and schedules referred to herein. This Agreement, together with the documents referred to herein, and the documents to be signed and delivered hereunder contemporaneously with the Closing Date embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede and extinguish all prior agreements, drafts, representations and understandings, oral or written, relative to such subject matter. Each of the parties hereby acknowledges that no representations, inducements, promises or agreements, verbally or otherwise, have been made by any of the parties, or anyone acting on behalf of any of the parties, which are not embodied in this Agreement, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding. Each of the parties represents and warrants that it has fully familiarized itself with this Agreement, and that such party has been fully authorized to sign this Agreement, and all related documents. The parties agree that this Agreement will only be binding when signed by the parties in the blanks immediately below. If the pages of this Agreement are initialed, such initialing will be solely for the purpose of identification. If initialing is on some, but not all, of the pages of this Agreement, that absence of initialing will not affect the validity of this Agreement, to the extent it is signed in the blanks immediately below.


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the latest date this Agreement is executed by the signatories, as set forth below.

Modavox, Inc.                            Kino Interactive, L.L.C.


By:   /s/ David Ide                      By:   /s/ Nathan Bradley
      -----------------------------            -----------------------------
      David Ide                                Nathan Bradley
      Chief Executive Officer                  Managing Member

Date: December 5, 2005                   Date: December 5, 2005

2617 South 46th Street, Suite 300        5151 E. Broadway
Phoenix, AZ  85034                       Tucson, AZ  85711


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